UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NightHawk Radiology Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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NIGHTHAWK RADIOLOGY HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2007

To our Stockholders:

We cordially invite you to attend NightHawk’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 8, 2007 at 9:00 a.m., local time, at The Coeur d’Alene Resort, 115 South 2nd Street, Coeur d’Alene, Idaho, 83814.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Stockholders who owned stock at the close of business on March 15, 2007 may attend and vote at the Annual Meeting. Whether or not you plan to attend this meeting, you may vote electronically using the Internet or by telephone, in each case as instructed on the enclosed Proxy Card, or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any stockholder attending the Annual Meeting may vote in person, even though he or she has already returned a Proxy Card. Your Vote is very important. We look forward to seeing you at the meeting.

Sincerely,

Paul E. Berger, M.D.
President, Chief Executive Officer and
Chairman of the Board of Directors

Coeur d’Alene, Idaho

YOUR VOTE IS IMPORTANT!

Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your

Proxy Is Greatly Appreciated.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The Board of Directors (the “Board”) of NightHawk Radiology Holdings, Inc. is soliciting proxies for our 2007 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement (the “Proxy Statement”) contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. All references in this Proxy Statement to “we,” “us,” “our,” “NightHawk” or the “Company” shall mean NightHawk Radiology Holdings, Inc.

A proxy card (the “Proxy Card”), the Notice of Annual Meeting of Stockholders (the “Notice”) and a copy of the 2006 Annual Report to Stockholders (the “Annual Report”) are enclosed. Our Annual Report can also be accessed free of charge electronically on our website at www.nighthawkrad.net or by writing to us at NightHawk Radiology Holdings, Inc., 250 Northwest Boulevard, #202, Coeur d’Alene, Idaho 83814, Attention: Investor Relations.

This Proxy Statement and the enclosed Notice, Annual Report and Proxy Card are being distributed on or about April 12, 2007.

Date:	Thursday, May 8, 2007

Time:	9:00 a.m., Pacific Daylight Time

Place:	The Coeur d’Alene Resort, 115 South 2nd Street, Coeur d’Alene, Idaho 83814

Purpose:

1.      Elect two (2) Class I directors to the Board of Directors, each to serve a term of three (3) years;

2.      Ratify the appointment of Deloitte & Touche LLP, as NightHawk’s independent registered public accounting firm for the current fiscal year ending December 31, 2007; and

3.      Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What is the record date for the Annual Meeting?	Our Board has set March 15, 2007 as the record date for the Annual Meeting.

How many shares of NightHawk’s common stock were outstanding on the record date?	On March 15, 2007 approximately 29,981,990 shares of our common stock were outstanding.

Who is entitled to vote and how many votes do I have?	All stockholders who owned shares of our common stock on March 15, 2007 are entitled to vote at the Annual Meeting. Every stockholder is entitled to one (1) vote for each share of common stock held.

How do I vote?	You may vote: • in person by attending the Annual Meeting, • by completing and returning your proxy by mail, • electronically using the Internet, or • by telephone.

To vote your proxy by mail, mark your vote on the enclosed Proxy Card, then follow the directions on the Proxy Card. To vote your proxy using the Internet, see the instructions on the Proxy Card and have the Proxy Card available when you access the Internet website http://proxyvoting.com/nhwk. The site will prompt you to enter your control number (found on the Proxy Card), then follow the instructions to record your vote. To vote your proxy using the telephone, see the instructions on the Proxy Card and have the Proxy Card available during the call. If you send in your card but do not mark any selections, your shares will be voted as recommended by our Board. Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

Can I change my vote?

You can revoke your proxy before the time of voting at the Annual Meeting in several ways:

•     by mailing a revised proxy dated later than the prior proxy,

•     by voting again at the Internet website,

•     by voting again using the telephone,

•     by voting in person at the Annual Meeting, or

•     by notifying our corporate secretary in writing that you are revoking your proxy. Your revocation must be received before the Annual Meeting to be effective.

What constitutes a “quorum” for the Annual Meeting?	At least a majority of the shares of our common stock outstanding as of the record date must be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if you are either (i) present and vote in person at the Annual Meeting or (ii) have properly submitted a proxy via mail, Internet or telephone. Abstentions, broker non-votes and votes withheld from director nominees are considered as shares present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for the owner of the shares does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received voting instructions from the owner of the shares.

What is the voting requirement to approve each of the proposals?	For Proposal I, the election of directors, the two (2) individuals receiving the highest number of “FOR” votes will be elected. To pass, Proposal II, the ratification of the appointment of the independent registered public accounting firm, requires the affirmative “FOR” vote of at least a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote.

How are votes counted?	For Proposal I, you may vote “FOR” all of the nominees or you may elect to have your vote “WITHHELD FOR ALL” with respect to the nominees. Votes that are withheld will be excluded entirely and will have no effect in the election of directors. Similarly, if you hold your shares in a brokerage account in your broker’s name (this is called “street name”) and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote in the election of directors, your shares will have no effect in the election of directors.

For Proposal II you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on Proposal II, it has the same effect as a vote against the proposal. If you hold your shares in a “street name” and you do not vote or instruct the broker how to vote the shares, or your broker does not have discretionary authority to vote on Proposal II, your shares will not be counted in the tally of the number of shares cast on Proposal II and therefore may have the effect of reducing the number of shares needed to approve the proposal.

Finally, if you just sign and return your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each director nominee and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007.

Who is soliciting my vote and who pays for the solicitation of proxies?	This Proxy Statement is furnished in connection with the solicitation of your vote by our Board. We pay the costs of soliciting proxies from stockholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on our behalf personally, by telephone or by facsimile, without additional compensation.

How does the Board recommend voting on the proposals?	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2007.

When are the stockholder proposals for the 2008 Annual Meeting of Stockholders due?	We anticipate holding our 2008 Annual Meeting of Stockholders on or about May 6, 2008. Stockholder proposals for our 2008 Annual Meeting of Stockholders, whether intended for inclusion in the Proxy Statement for such meeting or for presentation directly at such meeting, must be received at our principal executive offices by the close of business on December 14, 2007. In addition, notice of any stockholder proposals must be given in accordance with our bylaws and all other applicable requirements, including the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). If a stockholder fails to give notice of a stockholder proposal as required by our bylaws or other applicable requirements, then the proposal will not be included in the Proxy Statement for the 2008 Annual Meeting of Stockholders and the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2008 Annual Meeting of Stockholders.

How may I obtain a separate set of proxy materials or Annual Report for 2006?	If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and proxy materials. Stockholders who do not receive a separate copy of our Annual report and proxy materials and want to receive a separate copy or stockholders who share an address and receive multiple copies of our Annual Report and proxy materials who wish to receive a single copy can contact us at our website, www.nighthawkrad.net, under the heading “Investor Relations — Shareholder Services — Contact Us”, calling 1-866-400-4295 or writing to: NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814, Attention: Investor Relations

Where are NightHawk’s principal executive offices?	Our principal executive offices are located at 250 Northwest Boulevard, #202, Coeur d’Alene, Idaho 83814. Our telephone number is (866) 400-4295.

PROPOSAL I

ELECTION OF DIRECTORS

General

As of the date of this proxy statement, our Board of Directors is composed of seven directors. Our Board is divided into three classes, with the term of office of one class expiring each year. We currently have seven directors with two directors in each of Class I and Class II and three directors Class III. The term of office of our Class I directors, Ernest G. Ludy and Charles R. Bland, will expire at the 2007 Annual Meeting. The term of office of our Class II directors, Jon D. Berger and Peter Y. Chung, will expire at the 2008 Annual Meeting of Stockholders. The term of office of our Class III directors, Paul E. Berger, M.D., David J. Brophy, Ph.D. and Timothy M. Mayleben, will expire at the 2009 Annual Meeting of Stockholders. At the 2007 Annual Meeting, stockholders will elect two Class I directors, each for a term of three years.

Nominees for Class I Directors

Mr. Bland was nominated as a non-management director and approved by the Nominating and Governance Committee and the Board to fill the vacancy created when Mr. Christopher R. Huber resigned from the Board in April 2007. The following sets forth information concerning the nominees for election as directors at the 2007 Annual Meeting, including information as to each nominee’s age and business experience as of the record date.

Name of Nominee	Age	Principal Occupation During Past Five Years
Ernest G. Ludy (1)	61	Ernest G. Ludy has served as a director since 2006. From 2001 to the present, Mr. Ludy has served on the Board of Rubicon Genomics, a molecular diagnostics company. From 2003 to present, Mr. Ludy has also served on the board of Arboretum Ventures, a venture fund focused on medical devices and healthcare information technology. From 1981 to 1995, Mr. Ludy served as the founder and Chief Executive Officer and Chairman of The Medstat Group, now Thomson Medstat, a pioneer in the development of paid claims databases and data-mining software. Mr. Ludy also serves as a member of the National Health Council’s Advisory Commission on Patient-Centered Care, and on the advisory boards of the Life Sciences Institute at the University of Michigan and the Sustainable Sciences Institute in San Francisco.

Charles R. Bland (2)	58	Charles R. Bland has served as a director and as the Chairman of our Audit Committee since April 2007. Since July 2005, Mr. Bland has served as the Chief Financial Officer of Sirenza Microdevices, Inc. From May 2003 until July 2005, Mr. Bland served as the Chief Operating Officer of Sirenza Microdevices, Inc. Prior to joining Sirenza, Mr. Bland served as the President and Chief Executive Officer of Vari-L Company, Inc. from May 2001 until May 2003. From June 2000 until he joined Vari-L, he served as the President of Growzone, Inc., a software company focused on the horticultural industry, and from June 1999 until June 2000, he was the President of AmericasDoctors.com, an Internet health care content site. From 1998 to 1999, Mr. Bland was the Chief Operating Officer at Quark Incorporated, provider of shrink wrap and client server software for the publishing industry. For the previous 24 years, Mr. Bland worked in positions of increasing responsibility with Owens Corning Fiberglass, a high performance glass composites and building materials company, with his final assignment being President, Africa/Latin American Operations. Mr. Bland received his B.S., Accounting and Finance, degree from Ohio State University and his M.B.A. from the Sloan School, Massachusetts Institute of Technology. The Board has determined that Mr. Bland is an audit committee financial expert.

(1)	Member of Audit Committee
(2)	Chairman of Audit Committee

Your Board Recommends That Stockholders

Vote FOR Both Nominees Listed Above.

BOARD OF DIRECTORS

The business of NightHawk is managed under the direction of a Board of Directors, which is divided into three classes, with each class as nearly equal in number of directors as possible. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of NightHawk Radiology Holdings, Inc. It is not, however, involved in operating details on a day-to-day basis.

The Board of Directors has determined that it shall be composed of seven directors. Mr. Ludy and Mr. Bland are Class I directors whose terms expire at the Annual Meeting. Mr. Jon Berger and Mr. Chung are Class II directors whose terms expire at the annual stockholders meeting in 2008. Dr. Paul Berger, Dr. Brophy and Mr. Mayleben are Class III directors whose terms expire at the annual stockholders meeting in 2009. Commencing with the Annual Meeting, each newly elected director shall serve for a term ending at the third annual stockholders meeting following the election of such director. Proxies may not be voted for a greater number of persons than the number of nominees named.

Continuing Directors — Not Standing for Election This Year

The following individuals are Class II directors:

Name	Age	Position/Principal Occupation During Past Five Years
Jon D. Berger	40	Jon D. Berger is one of our founders and has served as a director and as our Vice President of Sales, Marketing and Business Development since 2004. From 2001 to 2004, Mr. Berger served as Vice President of NightHawk Radiology Services, LLC, our predecessor. Prior to joining us, he served as Vice President for MD3 Corporation, a provider of radiological picture archiving and communications services, from 2000 to 2001. Mr. Berger received a B.S. from the University of California, Irvine. Mr. Berger is the son of Dr. Paul Berger.

Peter Y. Chung (1)(2)	39	Peter Y. Chung has served as a director since 2004. Mr. Chung is a managing partner and member of various entities affiliated with Summit Partners, a private equity and venture capital firm, which he joined in August 1994. Mr. Chung also serves as a director of SeaBright Insurance Holdings, Inc., a provider of multi-jurisdictional workers’ compensation insurance and a number of privately-held companies. Mr. Chung received an A.B. from Harvard University and an M.B.A. from Stanford University.

(1)	Member of Compensation Committee
(2)	Chairman of Nominating and Governance Committee

The following individuals are Class III directors:

Name	Age	Position/Principal Occupation During Past Five Years
Paul E. Berger, M.D. .	64	Paul E. Berger, M.D. is one of our founders and has served as a director and as our President and Chief Executive Officer since 2004. From 2001 to 2004, Dr. Berger served as President of NightHawk Radiology Services, LLC, our predecessor. Prior to joining us, Dr. Berger served as President of MD3 Corporation, a provider of radiological picture archiving and communications services, from 2000 to 2001. From 1996 to 2003, he served as President of Berger & Associates, a medical expert witness consulting firm, and as a physician with Radiology Associates of Northern Idaho. From 1989 through 1995, he served as President and Chief Executive Officer of MEMRAD Medical Group, Inc., then the largest radiology group in the state of California. Dr. Berger received a B.S. from Tufts University and an M.D. from the State University of New York-Downstate. He received his radiology training at the University of Michigan and completed a fellowship in pediatric neuroradiology at the Hospital for Sick Children, Toronto, Canada. Dr. Berger is certified by the American Board of Radiology and is a member of the American College of Radiology. Dr. Berger is the father of Jon D. Berger, one of our directors and executive officers.

David J. Brophy, Ph.D. (1)(2)(3)	70	David J. Brophy, Ph.D. has served as a director since 2004. Dr. Brophy is the Director of the Office for the Study of Private Equity and an Associate Professor of Finance at the University of Michigan, Ross School of Business, where he has been employed since 1966. Dr. Brophy also serves as a director of Munder Funds, an investment management firm. Dr. Brophy received a B.A. and a B.Comm. from St. Francis Xavier University, an M.B.A. from the University of Detroit and a Ph.D. from the Ohio State University.

Timothy M. Mayleben	46	Timothy M. Mayleben has served as the Company’s Executive Vice President and Chief Operating Officer since January 8, 2007 and as a director since March 2005. From March 2005 until his appointment as Chief Operating Officer, Mr. Mayleben also served as the chairman of the Audit Committee of the Board of Directors and was determined to be the Audit Committee financial expert. Since 2004, Mr. Mayleben has served as a consultant with ElMa Advisors LLC, an entity formed by Mr. Mayleben, where he has been advising life science and health care companies. Mr. Mayleben also serves as a director of Aastrom Biosciences, Inc., a biotechnology company. Prior to joining us, Mr. Mayleben served as Chief Financial Officer of Esperion Therapeutics, a biopharmaceutical company, from 1998 to 2004 and as Chief Operating Officer of Esperion from 2002 to 2004. Prior to joining Esperion, he was an executive with Transom Technologies, Inc., a simulation software company. From 1990 to 1997, Mr. Mayleben held various financial and operating management positions with Applied Intelligent Systems, Inc., a machine vision company. Mr. Mayleben started his professional career with an international public accounting firm in 1984. Mr. Mayleben received a B.B.A. from the University of Michigan and an M.B.A. with distinction from Northwestern University.

(1)	Member of Audit Committee
(2)	Chairman of Compensation Committee
(3)	Member of Nominating and Governance Committee

Dr. Paul Berger and Mr. Jon Berger are related as father and son. Except for this relationship, there are no family relationships among any of our directors or executive officers.

Corporate Governance Guidelines

We have had formal corporate governance guidelines in place since May 2005. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Nasdaq Global Market’s corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. You can access our committee charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee free of charge on our website at www.nighthawkrad.net or by writing to us at NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814, Attention: Investor Relations. We encourage, but do not require, our Board members to attend the annual meeting of stockholders. We have adopted the following standards for director independence in compliance with the Nasdaq Global Market corporate governance listing standards:

•

No director qualifies as “independent” if such person has a relationship which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director,

•

A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship,

•

A director who accepts, or whose immediate family member accepts, more than $60,000 in compensation from us or any of our subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence, other than certain permitted payments such as compensation for Board or Board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence,

•

A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold,

•

A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship, and

•

A director who is, or who has a family member who is, a current partner of our independent registered public accounting firm, Deloitte & Touche LLP, or was a partner or employee of Deloitte & Touche LLP who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

The Board has determined that Dr. Brophy and Messrs. Chung, Ludy and Bland, representing a majority of our board, are “independent directors” as defined under the rules of the Nasdaq.

Board Meetings and Committees

Our Board held a total of six (6) meetings and acted by written consent three (3) times during the calendar year ended December 31, 2006. During such period, the Board had a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Company’s Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter, each as adopted by the Board of Directors, are posted on our website at http://www.nighthawkrad.net under the caption “Investor Relations.”

Audit Committee

Mr. Bland, Dr. Brophy and Mr. Ludy, each of whom is a non-employee, independent member of our Board, comprise our Audit Committee. Mr. Bland is the chairman of our Audit Committee. Our Board has determined that each of Mr. Bland, Dr. Brophy and Mr. Ludy meets the requirements for independence and financial literacy under the rules and regulations of the Nasdaq and SEC rules and regulations. Our Board has also determined that Mr. Bland qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the Nasdaq. Mr. Mayleben, who served as chairman of our audit committee during 2006, resigned from the Audit Committee, including as chairman of the committee, effective January 2007, when he became our Executive Vice President and Chief Operating Officer. The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors and approving the audit and non-audit services to be performed by our independent auditors,

•	evaluating the qualifications, performance and independence of our independent auditors,

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters,

•	reviewing the adequacy and effectiveness of our internal control policies and procedures,

•	acting as our qualified legal compliance committee, and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

A more detailed description of the Audit Committee’s functions can be found in our Audit Committee Charter. The Audit Committee met eight (8) times during the fiscal year ended December 31, 2006.

Compensation Committee

Dr. Brophy and Mr. Chung, each of whom is a non-employee member of our Board, comprise our Compensation Committee. Dr. Brophy is the chairman of our Compensation Committee. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the rules of the Nasdaq. Mr. Mayleben, who served as a member our Compensation Committee during 2006, resigned from the Compensation Committee effective January 2007 when he became our Executive Vice President and Chief Operating Officer. The Compensation Committee is responsible for, among other things:

•

reviewing and approving our chief executive officer and other executive officers’ annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements,

•	evaluating and recommending to the Board incentive compensation plans,

•	making recommendations to the Board with respect to outside director compensation, and

•	administering our equity incentive plans.

A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee Charter. The Compensation Committee met six (6) times during the fiscal year ended December 31, 2006. The Compensation Committee generally seeks input from the other outside directors who are not members of the committee. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and thorough conversation with our Board regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team.

The Compensation Committee has retained Pearl Meyer & Partners as its independent compensation consultant. The consultant provides the committee with executive compensation data paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs.

Nominating and Governance Committee

Mr. Chung and Dr. Brophy, each of whom is a non-employee member of our Board, comprise our Nominating and Governance Committee. Mr. Chung is the chairman of our Nominating and Governance Committee. Our Board has determined that each member of our Nominating and Governance Committee meets current SEC and Nasdaq requirements for independence. The Nominating and Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending to the board director nominees for each annual meeting of stockholders,

•	developing and recommending to our board of directors governance principles applicable to us,

•	overseeing the evaluation of our board of directors, and

•	recommending to our board of directors members for each board committee.

A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee Charter.

Consideration of Director Nominees

Stockholder Recommendations and Nominees

The policy of our Nominating and Governance Committee is to consider properly submitted recommendations for candidates to the Board from stockholders. In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of experience, knowledge, integrity, and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and NightHawk within the last three years, a statement of recommendation of the candidate from the stockholder, a description of the shares of NightHawk beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the board and a written indication to provide such other information as the Nominating and Governance Committee may reasonably request. Stockholder recommendations to the board of directors should be sent to Paul E. Cartee, Corporate Secretary, NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Information Concerning Solicitation and Voting—When are the stockholder proposals for the 2008 Annual Meeting of Stockholders due?”

Director Qualifications

Our Nominating and Governance Committee will evaluate and recommend candidates for membership on the Board consistent with criteria established by the committee. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess.

However, the Nominating and Governance Committee when considering a potential non-incumbent candidate, will factor into its determination a candidate’s professional experience, educational background, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

Identification and Evaluation of Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Stockholders’ Communications Process

Any of our stockholders who wish to communicate with the Board, a committee of the Board, the non-management directors as a group or any individual member of the Board, may send correspondence to Paul E. Cartee, Corporate Secretary, NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814. The Corporate Secretary will compile and submit on a periodic basis all stockholder correspondence to the entire Board or, if designated in the communication, to a committee of the Board, the non-management directors as a group or an individual Board member. The independent directors of the Board review and approve the stockholders’ communications process periodically to ensure effective communication with stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

In February 2007, the disinterested members of our Board adopted a compensation program for our outside directors. Pursuant to this program, each non-employee director will receive the following equity and cash compensation for board services, as applicable:

Equity Compensation:

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Initial Equity Grant. Upon joining the Board, each outside director will receive an initial option grant to purchase shares of the Company’s common stock with an option value equal to approximately $200,000 (with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies). This initial option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

•

Annual Equity Grant. At each annual meeting after the first full year of service on the Board, each outside director will receive an additional option grant anticipated to be valued at approximately $125,000 (with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies). This annual option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

Cash Compensation:

•	Quarterly Cash Compensation. Each outside director will receive $4,000 per quarter for service as a director.

•

Meeting Attendance. Each outside director will receive $1,000 for each board meeting attended in person ($500 for meetings attended by telephone) and $1,000 for each committee meeting attended in person ($500 for meetings attended by telephone).

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Compensation for Committee Chairs. In addition to the amounts described above, the chairman of the Audit Committee will receive $5,000 per quarter; the chairman of the Compensation Committee will receive $1,000 per quarter; and the chairman of the Nominating and Governance Committee will receive $1,000 per quarter.

Prior to the adoption in February 2007 of the outside director compensation plan, our non-employee directors received equity awards under either our 2004 Stock Plan or our 2006 Equity Incentive Plan. In October 2004, we granted options to purchase 36,000 shares of common stock at an exercise price of $1.56 per share to each of Mr. Chung and Dr. Brophy. In March 2005, we granted options to purchase 36,000 shares of common stock at an exercise price of $3.63 per share to each of William Bradley, M.D., Ph.D. (a former member of our Board) and Mr. Mayleben. Each of these options had the following 3-year vesting schedule: 1/3 of the shares subject to the option vest on the first anniversary of the vesting commencement date, and 1/36 of the shares subject to the option vest each month thereafter. In July 2006, we granted Mr. Ludy 10,061 restricted stock units, with each restricted stock unit representing the right to receive one share of our common stock. The shares subject to the restricted stock units granted to Mr. Ludy will fully vest upon the one year anniversary of Mr. Ludy’s initial date of service on the Board, subject to Mr. Ludy’s continued service on the Board. In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to each of these equity grants will accelerate fully.

Code of Ethics

On November 28, 2005, the Company adopted a Code of Business Conduct and Ethics for all directors, officers and employees. A copy of the code of ethics is available on our website at http://www.nighthawkrad.net under the caption “Investor Relations.”

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth certain information regarding our executive officers and key employees:

Name	Age	Position/Principal Occupation During Past Five Years
Executive Officers:
Paul E. Berger, M.D.	64	Paul E. Berger, M.D. is one of our founders and has served as a director and as our President and Chief Executive Officer since 2001. From 1989 through 1995, he served as President and Chief Executive Officer of MEMRAD Medical Group, Inc., the largest radiology group in the state of California at the time. Dr. Berger received a B.S. from Tufts University and an M.D. from the State University of New York-Downstate. He received his radiology training at the University of Michigan and completed a fellowship in pediatric neuroradiology at the Hospital for Sick Children, Toronto, Canada. Dr. Berger is certified by the American Board of Radiology and is a member of the American College of Radiology. Dr. Berger is the father of Jon D. Berger, one of our directors and executive officers.

Timothy M. Mayleben	46	Timothy M. Mayleben has served as the Company’s Executive Vice President and Chief Operating Officer since January 8, 2007 and as a director since March 2005. From March 2005 until his appointment as Chief Operating Officer, Mr. Mayleben also served as the chairman of the Audit Committee of the Board of Directors and was determined to be the audit committee financial expert. Mr. Mayleben received a B.B.A. from the University of Michigan and an M.B.A. with distinction from Northwestern University.

Jon D. Berger	40	Jon D. Berger is one of our founders and has served as a director and as our Vice President of Sales, Marketing and Business Development since 2001. Prior to joining us, he served as Vice President for MD3 Corporation, a provided of a radiological picture archiving and communications services, from 2000 to 2001. Mr. Berger received a B.S. from the University of California, Irvine. Mr. Berger is the son of Dr. Paul Berger.

Christopher R. Huber	39	Christopher R. Huber, is one of our founders and has served as our Chief Financial Officer since 2001. Prior to joining us, Mr. Huber served as Finance Director of MD3 Corporation, a provider of radiological picture archiving and communications services, from 2000 to 2001. Mr. Huber received a B.A. from the University of California, Irvine and a Masters in International Management from Thunderbird—The Garvin School of International Management.

Name	Age	Position/Principal Occupation During Past Five Years
Key Employees:
Mark A. Callon	39	Mark Callon has served as our Vice President of Business Development since 2005. From 1999 to 2005, Mr. Callon practiced law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Seattle, Washington and Palo Alto, California, where he specialized in securities and M&A transactions. He has also worked as a Congressional aide in Washington, D.C. and in business development for the Seattle Mariners baseball club. Mr. Callon received an A.B. and a J.D. from Stanford University.

John Cardosa	35	John Cardosa has served as our Vice President of Corporate Development since 2006. Prior to joining us, Mr. Cardosa served as a business strategy consultant with Gartner, in McLean, Virginia from 2004 to 2006 and as a senior manager with GXS, in Gaithersburg, Maryland from 2003 to 2004. Mr. Cardosa’s experience in financial services and investing includes working as an analyst at Chesapeake Partners, a hedge fund in Baltimore, Maryland, from 2002 to 2003 and as an investment banker in Goldman Sachs’ Merger and Strategic Advisory Group in New York, New York from 2000 to 2001. Mr. Cardosa received a B.S.E. from Duke University and an M.B.A. from The University of Chicago.

Paul E. Cartee	34	Paul E. Cartee has served as our Vice President and General Counsel since 2005. Prior to joining us, Mr. Cartee practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Seattle, Washington from 2001 to 2005. Mr. Cartee received a B.S. from Murray State University and J.D. from Duke University.

Andrea M. Clegg	40	Andrea M. Clegg has served as our Vice President of Finance and Corporate Treasurer since 2004. From 2003 to 2004, Ms. Clegg served as our Director of Credentialing and Licensing. Prior to joining us, Ms. Clegg served as the Vice President of Finance & Controller of Twentieth Century Fox Film Corporation’s Home Entertainment Division from 1999 to 2003. Ms. Clegg received a B.A. in Economics and a B.A. in Geography from the University of California in Santa Barbara and an M.B.A. from Loyola Marymount University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for reviewing and approving all elements of executive compensation. The Compensation Committee is also responsible for overseeing our general compensation philosophy and policy, specific compensation plans for our executive officers, as well as making recommendations regarding director compensation.

Overview of Compensation Philosophy

Our philosophy of executive officer compensation includes the following principles:

•	Executive compensation should be designed to attract, retain and develop talented and experienced executives for the Company,

•	Executive compensation should be related to the Company’s performance and it should be directly linked to near-term and long-term operating results, and

•	Executive compensation, in all its forms (base salaries, cash bonuses and equity-based long-term incentives), should align the interests of executive management with the interests of our stockholders.

Compensation Objectives

In accordance with this philosophy, our executive compensation program is designed to (i) provide competitive levels of total compensation to attract and retain qualified key executives critical to our growth and long-term success, (ii) combine base salary, bonus and equity-based awards to align the interests of executives and stockholders and (iii) recognize individual roles, responsibilities and performance in relation to the success of the overall business. Achievement of short-term objectives is rewarded through base salary and annual cash-based bonus programs. In addition, our equity awards encourage executives to focus on our longer-term goals.

2006 - A Transition Year

Prior to our initial public offering in February 2006, our compensation structures were governed primarily by compensation arrangements that were established in connection with a private equity investment that closed in March 2004. As part of that transaction, each of our founders and executive officers entered into compensation arrangements that contemplated a base salary and a cash bonus that was based primarily upon the growth of our revenue and our earnings before interest, taxes, depreciation and amortization, or EBITDA. This compensation structure remained in effect throughout 2006. As such, for 2006, the compensation for our Named Executive Officers (as defined below, see “Summary Compensation Table”) was composed of two elements—a base salary and an annual cash-based bonus.

During 2006, the Compensation Committee decided to reevaluate our executive compensation in light of our public offering and the growth in our business. As a result, in March 2007 the Compensation Committee revised our executive compensation arrangements in a way that maintained the base salaries for each of the Named Executive Officers, while adopting new bonus and long-term incentive components. Effective February 21, 2007, in recognition of company and executive management performance in 2006, the Compensation Committee approved, for the first time, long-term incentive equity grants in the form of stock option and restricted stock unit awards to our Named Executive Officers. Dr. Berger received a non-statutory option grant to purchase 12,387 shares of common stock and a restricted stock unit grant covering 4,598 shares of common stock. Mr. Huber received a non-statutory option grant to purchase 6,813 shares of common stock and a restricted stock unit grant covering 2,529 shares of common stock. Mr. Berger received a non-statutory option grant to purchase 6,813 shares of common stock and a restricted stock unit grant covering 2,529 shares of common stock. In addition, effective March 22, 2007, the Compensation Committee restructured our performance-based cash bonus plans to award bonuses for reaching and exceeding revenue and adjusted earnings per share targets, rather than our historical measures of revenue and EBITDA. By restructuring the performance-based cash bonus plan in this manner, the Compensation Committee believes it has aligned our compensation policies with the metrics identified and monitored by many of our stockholders as appropriate indicators of our financial performance. The revised performance-based cash bonus plan is described more fully below under the heading “Performance-Based Bonus Program”.

Determining Executive Compensation

To determine the competitiveness and appropriateness of our executive compensation, the Compensation Committee considers two types of publicly available information. First, peer group executive compensation data from publicly-filed documents is assembled, which provides a comparison of our senior management compensation levels with those of comparable health care services companies. The peer group of similarly situated companies was selected principally by sector, market capitalization and revenue and includes Matria Healthcare, Inc., Symbion, Inc. and Radiation Therapy Services, Inc., among others. Second, the Compensation Committee separately retained the compensation consulting firm of Pearl Meyer & Partners to develop independently a comparable peer group of companies and conduct a comparative analysis of operating performances and executive compensation levels. With this information, the Compensation Committee was able to determine relative compensation levels within the context of relative performance and assess our current executive compensation competitively.

The Compensation Committee does not target a specific percentile in the range of comparative data for each individual executive or for each component of compensation. Instead, the Compensation Committee structures a total compensation package in view of the comparative data and such other factors specific to the executive, including level of responsibility, prior experience and expectations of future performance. The Compensation Committee uses peer group data and other market data to test for reasonableness and competitiveness of its compensation package as a whole, but exercises subjective judgment in allocating compensation among executives and within each individual’s total compensation package.

Elements of Executive Compensation

The key elements of our executive compensation are as follows:

•	Base salary,

•	Annual performance-based cash bonuses, and

•	Long-term equity incentive awards.

Base Salary

We have adopted a guideline that our executives should be paid competitive base salaries. As noted above, we use publicly-available information and independent survey data for executive compensation to test for reasonableness and competitiveness of our base salaries. We determine base salary based on job responsibility, the executive’s experience and tenure, assessments of expected future contributions of the individual executive, as well as market conditions, including pay levels and programs provided by other comparable companies. In making our determinations of base salary, the Compensation Committee does not utilize any particular index or formula to arrive at the recommended base salary, but instead exercises subjective judgment in view of our overall compensation objectives. Individual base salaries are reviewed annually and represent the only fixed portion of the executive compensation package on an annual basis.

Annual Performance-Based Bonus Program

We reward achievement of our financial and strategic objectives by executive officers through our annual Performance-Based Cash Bonus Program. Our Performance-Based Cash Bonus Program is tied to achievement of certain financial objectives that are established by our Compensation Committee and are communicated in advance to the participants. The participants in our performance-based cash bonus program include the members of our executive management, our vice presidents and the members of our sales team. However, the Compensation Committee is only charged with managing the program for the executive management team. The performance-based cash bonuses for the other participants are managed by our chief executive officer and the other members of our executive management team.

2006 Performance-Based Cash Bonus Plan

For 2006, the performance-based bonuses for the executive management members were structured as follows:

•	A cash bonus equal to 50% of the executive’s bonus was to be paid if we reached revenue and EBITDA goals determined by the Compensation Committee at the beginning of 2006,

•	For every 1% we exceeded or fell short of the revenue goal, the executive’s bonus was adjusted accordingly by 1.67%, up to 25% of his base salary, and

•	For every 1% we exceeded or fell short of the EBITDA goal, the executive’s bonus was adjusted accordingly by 1.25%, up to 25% of his base salary.

Based upon these targets and our financial performance for 2006, our Named Executive Officers together received performance-based cash bonuses in an aggregate amount of approximately $1.0 million, with individual payments ranging between approximately $270,000 to $460,000.

2007 Performance-Based Cash Bonus Plan

As stated above, 2006 was a transition year for us and, in early 2007, the Compensation Committee established a new performance-based cash bonus program for executive management that is based upon revenue and adjusted earnings per share targets instead of revenue and EBITDA targets. Specifically, the new performance-based bonus plan is structured as follows:

•

The performance-based bonus amounts are dependent upon achieving objective target levels of revenue and adjusted earnings per share, with each component weighted equally in determining overall bonus levels.

•	If we achieve less than 90% of the target for revenue or for adjusted earnings per share, then no performance-based cash bonus will be paid.

•

For every 1% we exceed a threshold of 90% of the revenue target (up to 100% of the revenue target), each executive’s bonus will be increased by 2.50% such that, if we reach 100% of the revenue target, this component of the performance-based bonus will equal 25% of the executive’s maximum bonus potential.

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For every 1% we exceed a threshold of 90% of the adjusted earnings per share target (up to 100% of the adjusted earnings per share target), each executive’s bonus will be increased by 2.50% such that, if we reach 100% of the adjusted earnings per share target, this component of the performance-based bonus will equal 25% of the executive’s maximum bonus potential.

•

For every 1% we exceed 100% of the revenue target (up to 115% of the revenue target), each executive’s bonus will be increased by 1.67% such that, if we reach 115% of the revenue target, this component of the performance-based bonus will equal 50% of the executive’s maximum bonus potential.

•

For every 1% we exceed 100% of the adjusted earnings per share target (up to 115% of the adjusted earnings per share target), the executive’s bonus will be increased accordingly by 1.67% such that if we reach 115% of the adjusted earnings per share target, this component of the performance-based bonus will equal 50% of the executive’s maximum bonus potential.

In summary, taking all of these components together, if we reach our revenue and adjusted earnings per share targets, each executive officer will receive 50% of such individual’s maximum bonus potential. If we exceed each of the revenue and adjusted earnings per share targets by 15%, each executive officer will receive 100% of such individual’s maximum bonus potential. For each of the executive officers other than Mr. Mayleben, the maximum bonus potential is equal to 100% of such individual’s base salary. For Mr. Mayleben, the maximum bonus potential is equal to $375,000, subject to annual adjustment by the Compensation Committee.

Beyond 2007

Within 30 days of the end of each fiscal year, the Compensation Committee will meet to evaluate our financial performance compared to the targets established for the prior year as well as a qualitative review of each executive officer’s individual performance for the year. In determining whether the targets are met, the Compensation Committee has discretion under the program to consider unusual items that impact revenue and our adjusted earnings per share. In addition, in determining the bonus amounts to be paid under the performance-based cash bonus program, the Compensation Committee has the discretion to consider other factors as it deems appropriate that are not appropriately captured by the established revenue and adjusted earnings per share targets such as individual developmental objectives or subjective or non-quantitative elements of performance. The Compensation Committee has in the past exercised such discretion. For example, for 2005, in addition to the financial targets set forth in the bonus plan, the Compensation Committee also considered the strategic development of the company during the year and the progress that we made toward our initial public offering. By applying this discretion in 2005, the Compensation Committee declared the payment of the full bonus amounts even though the revenue and EBITDA over-performance thresholds were not fully met. For 2006, the Compensation Committee determined not to exercise such discretion and, instead, established the annual performance-based cash bonus amounts in accordance with the revenue and EBITDA formulas in place for 2006.

Long-Term Equity Incentive Awards

As part of our overall compensation strategy, we employ an equity incentive program to provide long-term incentive awards to our employees and our affiliated radiologists. Equity compensation has traditionally been granted broadly and deeply within the Company. In 2006, approximately 100% of our regular, full-time exempt non-executive employees and independent contractor radiologists had received some form of equity-based compensation. Our grant of stock-based equity compensation to all employees and affiliated radiologists operates within the overarching principle that grants of equity awards should be designed to align the interests of our employees with those of our stockholders, while also considering the dilutive impact of this compensation.

We employ two forms of long-term equity incentives awards to motivate our employees and service providers:

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Non-statutory Stock Options. Our Board adopted our first stock option plan, the 2004 Stock Plan, in October 2004 and our 2006 Equity Incentive Plan in February 2006 in connection with our initial public offering. Under these plans, we have awarded options to purchase our stock to substantially all of our full-time employees and independent contractor radiologists. In determining the number of shares subject to an option, our executive management and the Board evaluate numerous factors, including but not limited to, job level, responsibilities, and the targeted overall compensation level.

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Restricted Stock Unit Awards. Beginning in June 2006, we began awarding restricted stock units instead of options to our employees and independent contractor radiologists. With restricted stock units, we are able to provide the same equity incentive, while minimizing the dilutive impact of equity-based compensation on our other stockholders. In determining the number of shares subject to a restricted stock unit award, our executive management and the Board evaluate numerous factors, including but not limited to, job level, responsibilities, and the desired overall compensation level.

Our stock option and restricted stock unit awards typically vest over a period of three years.

Executive Officer Participation in Long-Term Incentive Programs

As stated above, as of December 31, 2006, none of our executive officers had received an equity award under either of our equity-based incentive plans. The Compensation Committee considered that, prior to 2007, each of our executive officers was also one of our founders and, as a result, already held a considerable ownership position in our stock. Specifically, as of December 31, 2006, our Named Executive Officers collectively owned approximately 33% of our outstanding stock. As a result, the Compensation Committee did not consider it appropriate to include an equity component in our executive officers’ compensation prior to 2007.

However, beginning in 2007, the Compensation Committee began incorporating long-term incentive equity grants as part of the compensation plan for our founders and our non-founder executive officers. In addition, as our executive management team expands beyond the founders, the Compensation Committee anticipates that long-term equity-based incentive awards will be a part of the overall compensation strategy for any new executive hires as well. As stated above, these long-term incentive programs have been and, in the future, will be structured to reinforce a long-term interest by the executive in our overall performance, thereby aligning the executive’s interests with those of our stockholders, while considering the dilutive impact of these incentive programs on other stockholders. These long-term equity-based incentive awards will likely have a stock option component as well as a restricted stock unit component.

For example, we recently hired Mr. Timothy Mayleben as our Executive Vice President and Chief Operating Officer. Mr. Mayleben was not a founder of the Company, although he was a member of our Board of Directors. To accomplish the stated goals of our long-term incentive program, Mr. Mayleben was granted an option to purchase 325,000 shares of our common stock and a restricted stock unit grant covering 25,000 shares of our common stock.

Equity Grant Practices

Equity grants are typically made at the first board meeting following an employee’s first day of service with us. Thereafter, we evaluate whether additional grants are appropriate for an employee on a case-by-case basis. We anticipate that, in general, each employee will receive one equity grant approximately every three years. All grants for employees and affiliated radiologists are approved by the Board of Directors, while all grants to members of the executive management team are approved by the Compensation Committee or by the independent members of the Board.

We determine the exercise price of our stock options and the fair value of our restricted stock unit awards based on the closing price of our common stock on the effective date of grant, which is typically established as the third trading day following the release of our annual or quarterly financial results. By establishing the effective date of grant in this manner, we ensure that all material information is reflected in our stock price before an exercise price is established or the value of a restricted stock grant is determined. We do not have any program, plan or practice to time equity grants to our employees, including our executives, in coordination with the release of material non-public information. We do not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.

Ownership Guidelines

While we do not have share retention and ownership guidelines for executive officers, we believe that senior management should have an appropriate equity interest in order to align management’s interests with those of our stockholders.

We have not applied any formula or specific mathematical weights to the proportion of stock options or restricted stock units to be awarded to our executive officers. Instead, we exercise judgment and discretion in determining the appropriate mix of base salary, bonus and equity incentives. In determining an executive’s equity compensation, the Compensation Committee considers such officer’s other compensation and position, an evaluation of survey data for grants at similarly situated companies in our peer group, the number of shares of common stock reserved but un-issued under our 2006 Equity Incentive Plan and the total amount expected to be granted to all participants under the plan for the year.

Although we do not have specific share retention and ownership guidelines, our Insider Trading Policy does contain prohibitions on certain types of transactions in our common stock including the prohibition of any executive officer, employee or other service provider from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities, including any hedging or similar transactions, with respect to our common stock.

Non-exclusive Participation

We believe that creating stockholder value requires not only managerial talent but active participation by all employees. In recognition of this, we try to minimize the number of compensation arrangements that are distinct or exclusive to executive officers. As discussed above, we provide each element of compensation to a broad base of full-time, exempt domestic employees and international employees and provide for broad-based employee participation in our annual discretionary cash-based bonus programs. Alongside the majority of our employees, our executive officers are eligible to participate in a tax-qualified, employee-funded 401(k) plan, as well as certain health benefits.

Performance Based Compensation and Financial Restatement

To date, we have not experienced a financial restatement and have therefore not considered or implemented a policy regarding retroactive adjustments to any cash or equity based incentive compensation payments that were predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

Effect of Accounting and Tax Treatment on Compensation Decisions

In our review and establishment of compensation programs and payments, we consider, but do not place great emphasis on, the anticipated accounting and tax treatment of our compensation programs and payments on us and our executive officers. While we may consider accounting and tax treatment, these factors alone are not dispositive. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders.

In general, we have determined that we will not necessarily seek to limit executive compensation that is deductible under Section 162(m). We monitor whether it might be in our best interest to comply with Section 162(m), but reserve the right to award future compensation which would not comply with the Section 162(m) requirements for non-deductibility if the Compensation Committee concludes that this is in our best interest. We seek to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and therefore the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Role of Executive Officers in Executive Compensation Decisions

The Compensation Committee generally seeks input from each of the executive officers when determining executive compensation. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and thorough conversation regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team as well as other members of our Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Compensation Committee
David J. Brophy, Chairman
Peter Y. Chung

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers (collectively, the “Named Executive Officers”) during 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (1) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul E. Berger, M.D. President and Chief Executive Officer	2006	600,000	—	—	—	462,225	—	—	1,062,225

Jon D. Berger Vice President, Sales, Marketing, Business Development	2006	350,000	—	—	—	269,631	—	—	619,631

Christopher R. Huber Chief Financial Officer	2006	350,000	—	—	—	269,631	—	—	619,631

(1)	These amounts were paid pursuant to our Performance-Based Cash Bonus Plan and were paid based upon our financial performance in 2006.

Employment Agreement with our Chief Executive Officer

We are a party to an at-will employment agreement with Dr. Berger. Under the agreement, in addition to his base salary of $600,000 (which is subject to increase in the discretion of the Compensation Committee), Dr. Berger is eligible to receive incentive compensation and bonuses up to 100% of base salary, as our Compensation Committee may, in its discretion, determine to award him, and to which he may be entitled under the terms of any of our plans, programs or agreements in effect during the term of the agreement. Dr. Berger is also entitled to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided generally to our other senior officers as may be determined at the discretion of our Board.

GRANTS OF PLAN-BASED AWARDS

The table below shows all plan-based awards that the Company made during 2006 to the Named Executive Officers:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Paul E. Berger, M.D.	01/04/06	—	$300,000	$600,000	—	—	—	—	—	—
Jon D. Berger	01/04/06	—	$175,000	$350,000	—	—	—	—	—	—
Christopher R. Huber	01/04/06	—	$175,000	$350,000	—	—	—	—	—	—

(1)	Cash Bonus. The amounts reported in these columns represent the threshold (0%), target (50%) and maximum (100%) amounts of cash bonuses that were payable to our Named Executive Officers for 2006 performance under the Company’s 2006 performance-based bonus plan. The 2006 performance-based bonus plan is described in greater detail in the Compensation Discussion & Analysis above. Awards for 2006 performance paid out in February 2007 at 154% of the target amounts reported in the table, and the cash payout for each Named Executive Officer based on this percentage is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 22 of this Proxy Statement.

Outstanding Equity Awards At Fiscal Year-End; Option Exercises and Stock Vested

As of December 31, 2006, none of our Named Executive Officers had held options to purchase interests in us or other awards with values based on the value of our interests.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following summary sets forth potential payments payable to our chief executive officer upon termination of employment under his current employment agreement and our other compensation programs. The Compensation Committee and our chief executive officer may agree to revise or amend these benefits in the future.

Paul E. Berger, M.D.

We have entered into an employment agreement with our chief executive officer, Dr. Paul Berger, pursuant to which we may terminate Dr. Berger’s employment if Dr. Berger breaches his duty of loyalty or engages in any acts of dishonesty or fraud with respect to us, commits a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person, breaches any material term of his employment agreement, reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other repeated conduct causing us substantial public disgrace, disrepute or economic harm, substantial and repeated failure to perform his duties or gross negligence or willful misconduct with respect to us (“Cause”). In addition, we may terminate the agreement in the event of Dr. Berger’s death or if Dr. Berger suffers any permanent mental or physical disability or other incapacity. Dr. Berger may terminate his employment agreement for “Good Reason” if, without his consent, we materially reduce Dr. Berger’s base salary or if we materially reduce his responsibilities.

Termination by Us (other than for Cause, Death or Disability) or Termination by Dr. Berger for Good Reason. If Dr. Berger is terminated for any reason other than death, disability or Cause, or if Dr. Berger terminates his employment for Good Reason, he is entitled to receive (less applicable withholding taxes):

•	an amount equal to his base salary for a period of 12 months following the date of termination,

•	amounts due under any bonus plan in which Dr. Berger is a participant, pro-rated for the period of the calendar year in which Dr. Berger was employed, and

•	continuation of insurance coverage for 12 months following termination.

Termination for Death or Disability. If Dr. Berger’s employment is terminated as a result of his death or permanent disability, Dr. Berger (or his estate) is entitled to receive all amounts then due and owing through the date of termination, plus any amounts due under any bonus plan in which Dr. Berger was a participant during his employment, pro-rated for the period of the calendar year in which Dr. Berger was employed.

Termination by Us for Cause or By Dr. Berger other than for Good Reason. Upon termination for any other reason, Dr. Berger is not entitled to any payment or benefit other than the payment of unpaid salary. For equity awards held by Dr. Berger, upon termination of his employment, pursuant to our 2006 Equity Incentive Plan, Dr. Berger will forfeit any outstanding awards except that he will have 30 days following termination of employment to exercise any vested options.

Assuming Dr. Berger’s employment was terminated under each of these circumstances on December 31, 2006, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (2)	Medical Continuation (3)	Death Benefits	Disability Benefits	Value of Accelerated Equity and Performance Value
Without Cause or For Good Reason	$600,000	$462,225	$4,800	—	—	—
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—

(1)	Dr. Berger’s employment agreement provides that he will be paid an amount equal to his base salary for a period of 12 months following the date of termination in the event (i) the company terminates his employment without Cause or (ii) if Dr. Berger terminates his employment for Good Reason. This amount will be paid ratably over the 12 month-period in accordance with the Company’s pay practices.
(2)	This amount represents the amount payable to Dr. Berger pursuant to the Performance-Based Cash Bonus Plan for performance in 2006. This amount was actually paid to Dr. Berger in February 2007.
(3)	This amount represents an estimate of the premiums that would be paid on behalf of Dr. Berger for continued medical coverage under COBRA.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

Name	Year	Fees Earned or Paid in Cash	Stock Awards (3)	Option Awards (3)	Non-Stock Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Peter Y. Chung	2006	$32,000	—	$3,473	—	—	—	$35,473
David J. Brophy	2006	$36,500	—	$3,473	—	—	—	$39,973
Timothy M. Mayleben	2006	$49,500	—	$9,622	—	—	—	$59,122
Ernest G. Ludy (1)	2006	$17,833	$85,115	—	—	—	—	$102,948
William G. Bradley (2)	2006	$10,500	—	$5,800	—	—	—	$16,300

(1)	Served as director from June 23, 2006 through the end of 2006.
(2)	Served as director through June 23, 2006.
(3)	The value of the stock awards and option awards presented in this table equals the value of the award earned by such director in 2006. The value is based upon the expense amortized for such grant during 2006, which is based upon the total value of the option or stock award at the date of grant. For the option awards, this value was determined using a Black-Scholes model which is described more fully in Footnote 10 to our financial statements contained in our Annual Report on Form 10-K. The value of the stock awards was determined based upon the closing price of our common stock as reported by the Nasdaq Global Market on the effective date of grant.

Additional Information Regarding Our Board of Directors Compensation Policies

In February 2007, the non-interested members of our board of directors adopted a compensation program for outside directors. Pursuant to this program, each non-employee director will receive the following equity and cash compensation for board services, as applicable:

Equity Compensation:

•

Initial Equity Grant. Upon joining the board, each outside director will receive an initial option grant to purchase shares of the Company’s common stock with an option value equal to approximately $200,000 (with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies). This initial option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

•

Annual Equity Grant. At each annual meeting after the first year of service on the board, each outside director will receive an additional option grant anticipated to be valued at approximately $125,000 (with the number of shares and the exercise price to be determined in accordance with the Company’s option grant policies). This annual option grant will vest over three years, subject to the outside director continuing his or her service on such dates.

Cash Compensation:

•	Quarterly Cash Compensation. Each outside director will receive $4,000 per quarter for service as a director.

•

Meeting Attendance. Each outside director will receive $1,000 for each board meeting attended in person ($500 for meetings attended by telephone) and $1,000 for each committee meeting attended in person ($500 for meetings attended by telephone).

•

Compensation for Committee Chairs. In addition to the amounts described above, the chairman of the Audit Committee will receive $5,000 per quarter; the chairman of the Compensation Committee will receive $1,000 per quarter; and the chairman of the Nominating and Governance Committee will receive $1,000 per quarter.

Prior to the adoption in February 2007 of the outside director compensation plan, our non-employee directors received equity awards under either our 2004 Stock Plan or our 2006 Equity Incentive Plan. In October 2004, we granted options to purchase 36,000 shares of common stock at an exercise price of $1.56 per share to each of Mr. Chung or Brophy. In March 2005, we granted options to purchase 36,000 shares of common stock at an exercise price of $3.63 per share to each of William Bradley, M.D., Ph.D. (a former member of our Board) and Mr. Mayleben. Each of these options has the following 3-year vesting schedule: 1/3 of the shares subject to the option vest on the first anniversary of the vesting commencement date, and 1/36 of the shares subject to the option vest each month thereafter. Finally, in July 2006, we granted Mr. Ludy 10,061 restricted stock units, with each restricted stock unit representing the right to receive one share of our common stock. The shares subject to the restricted stock units granted to Mr. Ludy will fully vest upon Mr. Ludy’s initial date of service on the Board, subject to Mr. Ludy’s continued service on the Board.

In the event of certain change of control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to the equity grants described above will accelerate fully.

COMPENSATION COMMITTEE POLICIES AND PROCEDURES

The Compensation Committee of the Board of Directors currently consists of three members, each of whom meets the independence requirements of the listing standards of the Nasdaq Global Market and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended. The roles and responsibilities of the Compensation Committee of our Board of Directors are set forth in the Charter of the Compensation Committee, which can be accessed at our website, www.nighthawkrad.net, under the heading Investor Relations. The Compensation Committee is charged with:

•

Annually reviewing and approving the compensation arrangements for our chief executive officer and the other senior executive officers, including: (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, if any (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, or arrangements.

•	Making recommendations to the Board with respect to incentive compensation plans.

•	Making recommendations to the Board with respect to outside director compensation.

•	Acting as administrator of our 2004 Stock Plan and 2006 Equity Incentive Plan.

Participation by Executive Management. The Compensation Committee generally seeks input from each of the executive officers when determining executive compensation. Although all deliberations and decisions regarding executive compensation are made without the presence of the executive management team, the Compensation Committee encourages a thoughtful and robust conversation regarding the amount and composition of executive compensation and welcomes input from each member of the executive management team.

Role of Compensation Consultants. In its ongoing deliberations regarding executive compensation, the Compensation Committee retained the consulting firm of Pearl Meyer & Partners to independently develop a competitive peer group and perform analyses of competitive performance and compensation levels. The role of the consulting group was limited to data gathering and analysis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000, and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Common Stock Sales

In connection with the creation and recapitalization of NightHawk Radiology Holdings, Inc. in March 2004, we issued 8,457,428 shares of our common stock to Dr. Paul Berger, 4,128,429 shares of our common stock to Mr. Jon Berger and 4,128,429 shares of our common stock to Mr. Huber, each of whom was then one of our directors and executive officers, in exchange for all the outstanding membership units of NightHawk Radiology Services, LLC held by them.

In 2003, it was agreed that Michael Cooney M.D. would be issued a warrant to purchase membership units of NightHawk Radiology Services, LLC representing approximately 2% of its authorized capital. However, the warrant was not issued prior to the formation and recapitalization of NightHawk Radiology Holdings, Inc. on March 31, 2004. In connection with that transaction, Dr. Berger, Mr. Huber and Mr. Berger agreed that they would collectively surrender to NightHawk Radiology Holdings, Inc. a number of shares approximately equal to what Dr. Cooney would have received as part of the recapitalization had the capital been issued to Dr. Cooney prior to the transaction. Accordingly, in November 2004, Dr. Berger, Mr. Huber and Mr. Berger, respectively, surrendered 503,751, 251,874 and 251,875 shares of common stock to NightHawk Radiology Holdings, Inc. and, in exchange for, among other things, a release by Dr. Cooney of all claims against us, we issued to him 1,007,500 shares of our common stock with an approximate aggregate value of $1.8 million.

Preferred Stock Sale

In March 2004, we issued an aggregate of 6,500,003 shares of our redeemable preferred stock to entities affiliated with Summit Partners, a private equity and venture capital firm, at a purchase price of $2.00 per share. Peter Y. Chung, one of our directors, is a managing partner and member of various entities affiliated with Summit Partners. In connection with this sale of shares, we entered into a stockholders agreement that provides for, among other things, board and committee designation rights, restrictions on share transfers, and rights of first refusal in connection with proposed transfers of shares. The agreement also granted certain affiliates of Summit Partners and our founders, Dr. Paul Berger, Mr. Huber and Mr. Jon Berger, rights to require us to repurchase shares of our stock held by them. These agreements terminated upon the closing of our initial public offering in February 2006.

Subordinated Promissory Notes

In March 2004, NightHawk Radiology Services, LLC, our wholly-owned subsidiary, issued $12 million in subordinated promissory notes to certain affiliates of Summit Partners. Peter Y. Chung, one of our directors, is a managing partner and member of various entities affiliated with Summit Partners. Each note was due on March 31, 2010 and accrued interest at the rate of 10% per annum. We repaid these notes in full on April 20, 2005 using proceeds of a loan and security agreement with Comerica Bank.

Equity Grants

Pursuant to our director compensation policy and prior arrangements, we granted the following options to certain non-employee directors:

•	In October 2004, we granted Mr. Chung an option to purchase 36,000 shares of our common stock at an exercise price of $1.56 per share, vesting over a three-year period beginning April 1, 2004.

•	In October 2004, we granted Dr. Brophy an option to purchase 36,000 shares of our common stock at an exercise price of $1.56 per share, vesting over a three-year period beginning April 1, 2004.

•

In March 2005, we granted Dr. Bradley (a former member of our Board) an option to purchase 36,000 shares of our common stock at an exercise price of $3.63 per share, vesting over a three-year period beginning March 22, 2005.

•	In March 2005, we granted Mr. Mayleben an option to purchase 36,000 shares of our common stock at an exercise price of $3.63 per share, vesting over a three-year period beginning March 22, 2005.

•

In June 2006, we granted Mr. Ludy 10,061 restricted stock units, with each restricted stock unit representing the right to receive one share of our common stock. The shares subject to the restricted stock units will fully vest on June 23, 2007.

•

In the event of certain change in control transactions, including our merger with or into another corporation or the sale of substantially all of our assets, the vesting of all shares subject to these equity awards will accelerate fully.

In addition, in the first quarter of 2007, certain of our executive officers received equity grants covering shares of our common stock. These equity grants are described more fully in our Compensation Discussion and Analysis.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain of our executive officers. See “Grants of Plan-Based Awards—Potential Payments upon Termination or Change in Control.”

We have also entered into indemnification agreements with each of our directors and executiv officers. Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that we are required to indemnify our directors and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Consulting Agreement

In June 2004, we entered into a consulting agreement with Dr. Bradley to provide at least 100 hours per year of consulting services as an independent contractor to assist in the coordination and management of our relationships with academic institutions and professional associations. We issued Dr. Bradley 638,876 shares of our common stock in connection with this agreement. These shares were subject to vesting upon the occurrence of certain events, including a change of control, after the expiration of any applicable lock-up period following an initial public offering, termination of Dr. Bradley’s status as a service provider without cause or his death or disability. The unvested shares remaining upon the termination of Dr. Bradley’s services to us were subject to forfeiture and automatic reacquisition by us at no cost. In June 2005, our board of directors approved full acceleration of vesting of Dr. Bradley’s 638,876 shares of common stock.

Board Advisor Agreement

In June 2006, upon Dr. Bradley’s resignation from our Board, we entered into a board advisor agreement with Dr. Bradley to provide the board with his advice and expertise. We compensate Dr. Bradley at the same rate as the members of our Board. In addition, by continuing to serve in this role, Dr. Bradley continues his status as a service provider and continues his vesting in the options that were granted to him when he became a member of our Board. See “Board of Directors—Director Compensation.”

Radiology Services Agreements

In August 2002, we entered into a professional services agreement with Michael Cooney, M.D., previously a holder of more than five percent of our common stock, to provide us with radiology services for a term through December 31, 2005 and automatically renewable for additional one-year terms, unless earlier terminated. We paid Dr. Cooney $990,170, $1,536,273 and $1,548,165 as an independent contractor during 2003, 2004 and 2005 respectively, for the radiology services that he provided pursuant to the agreement.

Family Relationships

Dr. Paul E. Berger, our director, president and chief executive officer, is the father of Jon Berger, our director and vice president of sales, marketing and business development, and Scott Berger, who has served as our Director of Technology Development since June 2003. Scott Berger received compensation of $177,050 in 2006. Scott Berger was also granted an option to purchase 16,000 shares of our common stock at an exercise price of $1.56 per share in October 2004, an option to purchase an additional 16,000 shares of our common stock at an exercise price of $3.12 in February 2005 and an option purchase an additional 43,000 shares of our common stock at an exercise price of $21.75 in February 2007. In addition, Dr. Berger’s son-in-law, Mark Kettell, has served as our Manager of Implementations since June 2003. Mr. Kettell received compensation of $97,365 in 2006. Mr. Kettell was also granted an option to purchase 12,000 shares of our common stock at an exercise price of $1.56 per share in October 2004 and an option purchase an additional 12,500 shares of our common stock at an exercise price of $21.75 in February 2007.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of our common stock as of March 15, 2007 by:

•	Each person who we know beneficially owns more than five percent of our common stock,

•	Each of our directors,

•	Each of our Named Executive Officers, and

•	All of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

This table lists applicable percentage ownership based on 29,981,990 shares of common stock outstanding as of March 15, 2007. Options to purchase shares of our common stock that are exercisable within 60 days of March 15, 2007 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Unless otherwise indicated, the address for each stockholder listed on this table is c/o NightHawk Radiology Holdings, Inc., 250 Northwest Blvd., #202, Coeur d’Alene, Idaho 83814.

	Shares Beneficially Owned After This Offering
Name of Beneficial Owner	Number	Percentage
5% Stockholders: (1)
FMR Corp. and its affiliates (2) 82 Devonshire Street Boston, MA 02109	3,567,685	11.9%

BAMCO, Inc. and its affiliates (3) 767 Fifth Avenue New York, NY 10153	2,122,732	7.1%

Waddell & Reed Financial, Inc. and its affiliates (4) 6300 Lamar Avenue Overland Park, KS 66202	1,642,200	5.5%

Directors and Executive Officers:
Paul E. Berger, M.D.	4,413,409	14.7%
Jon D. Berger	1,845,630	6.2%
Christopher R. Huber	2,628,779	8.8%
David J. Brophy (5)	40,165	*
Peter Y. Chung (6)	36,000	*
Timothy M. Mayleben (7)	33,164	*
Ernest G. Ludy	—	—
Charles R. Bland	—	—
All executive officers and directors as a group (eight persons) (8)	8,997,147	30.0%

*	Less than one percent.
(1)	Dr. Paul Berger, Mr. Jon Berger and Mr. Huber are also holders of greater than five percent of our outstanding shares of common stock.
(2)	Based solely on a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on January 10, 2007.
(3)	Based solely on a Schedule 13G filed by BAMCO, Inc. with the Securities and Exchange Commission on February 14, 2007.
(4)	Based solely on a Schedule 13G filed by Waddell & Reed Financial, Inc. with the Securities and Exchange Commission on February 9, 2007
(5)	Includes options exercisable for 36,000 shares of common stock within 60 days of March 15, 2007.
(7)	Includes options exercisable for 36,000 shares of common stock within 60 days of March 15, 2007.
(8)	Includes options exercisable for 24,999 shares of common stock within 60 days of March 15, 2007.
(9)	Includes options exercisable for 96,999 shares of common stock within 60 days of March 15, 2007.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed, subject to ratification by our stockholders, Deloitte & Touche LLP, as independent registered public accounting firm, to audit our books, records and accounts for the current fiscal year ending December 31, 2007. Deloitte & Touche has audited our financial statements beginning with the year ended December 31, 2003.

Fees Paid to Deloitte & Touche LLP

The following table sets forth the costs incurred by the Company for services provided by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2006 and December 31, 2005.

	Year Ended December 31,
Fee Category	2006	2005
Audit Fees	$365,319	$548,053
Audit-Related Fees	—	—
Tax Fees	85,641	118,773
All Other Fees	91,000	394,352
Total Fees	$541,960	$1,061,178

Audit Fees. Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements and includes accounting services in connection with securities offerings.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, divestitures and international tax planning.

All Other Fees. We did not engage Deloitte & Touche LLP to perform services not covered by the preceding three categories.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any such pre-approval to the Audit Committee at the next scheduled meeting.

Your Board Recommends That Stockholders

Vote FOR The Ratification Of Appointment Of Deloitte & Touche LLP As The Company’s Independent Registered Public Accounting Firm (Independent Auditors).

2006 REPORT OF THE AUDIT COMMITTEE

In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended and

(3) received the written disclosure and letter from the Auditors the matters required by Independence Standards Board Standard No. 1 and has discussed with the independent account the independent accountant’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. The Board has approved this inclusion.

Respectfully submitted,

AUDIT COMMITTEE
Charles R. Bland[1]
David J. Brophy, Ph.D.
Ernest G. Ludy

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO ANY SUCH FILING.

[1]	Mr. Bland became a member of the Board and Audit Committee on April 4, 2007 and did not perform the functions described in this report.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Commission. Such officers, directors and 10% stockholders are also required by Commission rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied except for one Form 4 for Dr. Paul Berger and one Form 4 for Mr. Jon Berger, each for sales that occurred in connection with the exercise by the managing underwriters of the over-allotment option in our initial public offering. Information relating to these transactions was set forth in Form 5s filed with the SEC in January 2007.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2008 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 – Stockholder Proposals) and received by the Secretary of the Company on or before December 14, 2007.

OTHER MATTERS

The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy Card confers discretionary authority with respect to such matter.

By Order of the Board of Directors,

Paul E. Cartee
Vice President, General Counsel and Secretary

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

The undersigned hereby appoints Mr. Paul E. Cartee, Esq. and Mr. Timothy M. Mayleben, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of NightHawk Radiology Holdings, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 8, 2007, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here

for Address

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Comments

PLEASE SEE REVERSE SIDE

The Board of Directors recommends

a vote FOR Items 1 and 2. FOR WITHHELD FOR ALL

1. Election of Class I Directors

Nominees:

01 Ernest G. Ludy

02 Charles R. Bland

2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

FOR AGAINST ABSTAIN

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box WILL ATTEND

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY.

Signature Signature Date , 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

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